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                                                                   EXHIBIT 99(a)





     DEARBORN, Mich., January 31, 2000 -- CMS Energy Corporation (NYSE:CMS) today announced consolidated 1999 net income, before a charge related to its gas processing investment in Nitrotec Corporation, of $326 million, or $2.89 per share, compared to $285 million, or $2.65 per share, in 1998. Including a $49 million net charge related to Nitrotec, net income was $277 million, or $2.44 per share. CMS Energy's October 1999 exchange of common stock for its previously-issued Class G stock caused a further one time, non-cash reduction of earnings per share on CMS common by 26 cents due to the allocation of a premium paid on the repurchase of outstanding Class G shares. The per share allocation does not affect CMS Energy net income.

     Consolidated operating revenue for 1999 grew 19 percent to $6.10 billion, from $5.14 billion in 1998. Total revenue, including CMS Energy's share from unconsolidated investments, totaled $7.54 billion.

     Consolidated net income for the fourth quarter, before the $49 million special charge, was $70 million, or 63 cents per share, compared to $51 million, or 44 cents per share, in the fourth quarter of 1998. The effect of the Nitrotec writeoff and the Class G stock exchange premium reduced fourth quarter earnings per share by 45 cents and 26 cents, respectively. Fourth quarter operating revenue totaled $1.77 billion, up from $1.35 billion in the fourth quarter of 1998.

     Significant developments for CMS Energy in 1999 included:

     -- acquiring the CMS Panhandle companies for $2.2 billion, including assumption of $300 million of debt. The Panhandle companies comprise 10,400 miles of mainline natural gas pipeline from the Gulf Coast and from the Kansas/Oklahoma mid-continent region to the upper Midwest with a combined capacity of 4.4 billion cubic feet per day, and 85 billion cubic feet of underground gas storage facilities. The acquisition also included the Trunkline LNG facility, the largest operating liquified natural gas (LNG) terminal in the U.S.;

     -- closing a $600 million project financing and initiating construction of the 710 megawatt, 50 million gallon per day Al Taweelah A2 power and desalination facility in Abu Dhabi, United Arab Emirates, which is scheduled to be completed in summer of 2001;

     -- closing a $125 million financing and initiating construction of a 2,500 metric ton per day methanol production facility in Equatorial Guinea, west Africa;

     -- arranging 27 cargoes of LNG into its Lake Charles regasification facility with attendant gas marketing and transportation revenues;

     -- placing into commercial operation the $750 million GasAtacama pipeline-power project, which transports natural gas from Argentina to northern Chile, and the first 370 megawatt unit of GasAtacama's natural gas-fueled NOPEL electric generating plant at Mejillones, Chile;



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     -- placing into commercial operation the first 160-megawatt peaking generator on the site of the 710-megawatt Dearborn Industrial Generation plant, an approximately $300 million project being constructed principally to provide electricity and steam to the Rouge Steel Company and Ford Motor Company complex in Dearborn, Michigan;

     -- placing into commercial operation two other new gas-fueled electric generating peaking plants in Michigan, totaling 199 megawatts of capacity, in time to serve the state's peak summer power demand;

     -- placing into commercial operation a $274 million, 300-megawatt coal-fueled electric generating plant in Thailand, National Power Supply Units 7 and 8;

     -- increasing proved oil and gas reserves by 35 percent to 248 million barrels of oil equivalent, and more than tripling the SEC PV10 value to $1.2 billion from $0.4 billion in 1999. In part this results from:

        -- completing a significant natural gas discovery and two development wells in Midland, Texas, 100 percent owned by CMS Oil and Gas Co., in which the initial well flowed at a rate of 5.7 million cubic feet of gas per day and the subsequent development wells in the same Devonian formation flowed at rates of 10 million cubic feet and 12 million cubic feet per day, respectively;

        -- completing a significant development well in Ecuador's Ginta field of Block 16, where initial production test results from the Ginta B-4H well have yielded flow rates of up to 17,750 barrels of oil and 550 barrels of water per day. CMS Oil and Gas holds a 14 percent interest in the Block;

        -- discovering a major new oil field in the Colon Block of western Venezuela, where an exploratory well tested at a rate of 5,000 barrels of oil per day. CMS Oil and Gas holds a 43.75 percent interest in the Colon Block;

     -- initiating construction of two 110-megawatt, natural gas-fueled, turbine generators at the Volta River Authority's Takoradi Thermal Power Plant in Ghana, to be completed this year;

     -- and closing $220 million of financing and initiating construction of the Company's third power plant in India, the 250-megawatt Neyveli project in Tamil Nadu.

     For the year, operating earnings of CMS Energy's non-utility, diversified energy businesses were up 64 percent, to $286 million. Operating earnings of these businesses during the fourth quarter totaled $50 million, or 91 percent higher than the $26 million in 1998, despite the Nitrotec writeoff of $84 million, pre-tax.

     Operating earnings of the natural gas pipeline, storage and processing business for the year were $91 million, up 176 percent, due to acquisition of the CMS Panhandle Pipe Line companies, which more than offset writeoff of the investments in Nitrotec. For the fourth quarter, the natural gas pipeline, storage and processing business recorded an operating loss of $11 million, due principally to the Nitrotec writeoff.



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     Independent power production operating earnings for 1999 were $157 million, up nine percent from $144 million in 1998, due primarily to increased power plant earnings and operating fees. In the fourth quarter, independent power operating earnings were $36 million, up 75 percent from the same period last year, due principally to increased power plant earnings and operating fees.

     Oil and gas exploration and production operating earnings for the year increased 171 percent to $17 million, due to higher oil prices and lower exploration expenses. Fourth quarter exploration and production operating earnings totaled $5 million compared to a loss of $5 million in 1998 due to higher oil prices and lower exploration expenses.

     Operating earnings of CMS Energy's principal subsidiary, Consumers Energy, increased by four percent in 1999 to $626 million, from $601 million the year before. Total electric sales increased 2.5 percent to 41 billion kilowatt-hours. Natural gas deliveries grew by eight percent, to 389 billion cubic feet. Consumers Energy's customer base grew during the year, with more than 25,700 new natural gas customers connected, and 25,000 new electric customers added.

     CMS Energy Corporation has annual sales of more than $6 billion and assets of about $15 billion throughout the U.S. and in 22 countries around the world with businesses in electric and natural gas utility operations; independent power production; natural gas pipelines, gathering, processing and storage; oil and gas exploration and production; and energy marketing, services and trading.



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                             CMS ENERGY CORPORATION

                         Digest of Consolidated Earnings
                      (Millions, Except Per Share Amounts)




                                                                           1999                    1998
                                                                           ----                    ----

Twelve Months Ended December 31 (unaudited)

Operating Revenue                                                      $   6,103               $   5,141

Consolidated Net Income                                                $     277               $     285 (2)

Net Income Attributable To:
   CMS Energy Common Stock                                             $     269               $     272
   Class G Common Stock                                                        8                      13

Net Income Before Losses on Investments in Nitrotec                    $     318               $     272
   Effects of Losses on Investments in Nitrotec                              (49)                     -
     Net Income Attributable to                                        ---------               ---------
       CMS Energy Common Stock                                         $     269               $     272
                                                                       =========               =========

Average Number of Common Shares Outstanding:
   Basic                                                                     110                     102
   Diluted                                                                   115                     107

Basic Earnings Per Average Common Share:
   Earnings Per Share After Reconciling Items                          $    2.18                $   2.65 (2)
     Effects of Class G Common Stock Exchange (1)                           0.26                       -
                                                                       ---------                --------
                                                                            2.44                    2.65
     Effects of Losses on Investments in Nitrotec                           0.45                       -
                                                                       ---------                --------
       Earnings Per Share Before Reconciling Items                     $    2.89                $   2.65
                                                                       =========                ========

Diluted Earnings Per Average Common Share:
   Earnings Per Share After Reconciling Items                          $    2.17                $   2.62 (2)
     Effects of Class G Common Stock Exchange (1)                           0.25                       -
                                                                       ---------                --------
                                                                            2.42                    2.62
     Effects of Losses on Investments in Nitrotec                           0.43                       -
                                                                       ---------                --------
       Earnings Per Share Before Reconciling Items                     $    2.85                $   2.62
                                                                       =========                ========

Dividends Declared per Common Share                                    $    1.39                $   1.26



In the opinion of Management, the above unaudited amounts reflect all adjustments necessary to assure the fair presentation of the results of operations for the periods presented.

(1) In October 1999, CMS Energy exchanged .7041 shares of CMS Energy Common Stock for each of the approximately 8.7 million issued and outstanding shares of Class G Common Stock. This exchange ratio represented the fair market value of CMS Energy Common Stock equal to 115 percent of the fair market value of one share of Class G Common Stock, and resulted in a reallocation of earnings per share. CMS Energy's basic and diluted earnings per



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     share were reduced $.26 and $.25, respectively and Class G's basic and diluted earnings per share were increased $3.31.

(2) Includes the cumulative effect of an accounting change for property taxes which increased first quarter 1998 net income attributable to CMS Energy Common Stock $43 million ($.40 per share - basic and diluted).




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                             CMS ENERGY CORPORATION

                         Digest of Consolidated Earnings
                      (Millions, Except Per Share Amounts)



                                                                         1999                    1998
                                                                         ----                    ----
Three Months Ended December 31 (unaudited)

Operating Revenue                                                      $   1,768             $  1,349

Consolidated Net Income                                                $      21             $     51

Net Income Attributable To:
   CMS Energy Common Stock                                             $      21             $     46
   Class G Common Stock                                                       -                     5

Net Income Before Losses on Investments in Nitrotec                    $      70             $     46
   Effects of Losses on Investments in Nitrotec                              (49)                  -
                                                                       ---------             --------
     Net Income Attributable to
       CMS Energy Common Stock                                         $      21             $     46
                                                                       =========             ========

Average Number of Common Shares Outstanding:
   Basic                                                                     114                  106
   Diluted                                                                   119                  111

Basic Earnings Per Average Common Share:
   Earnings Per Share After Reconciling Items                          $   (0.08)           $    0.44
     Effects of Class G Common Stock Exchange (1)                           0.26                   -
                                                                       ---------            ---------
                                                                            0.18                 0.44
     Effects of Losses on Investments in Nitrotec                           0.45                   -
                                                                       ---------            ---------
       Earnings Per Share Before Reconciling Items                     $    0.63            $    0.44
                                                                       =========            =========

Diluted Earnings Per Average Common Share:
   Earnings Per Share After Reconciling Items                          $   (0.08)           $    0.44
     Effects of Class G Common Stock Exchange (1)                           0.25                   -
                                                                       ---------            ---------
                                                                            0.17                 0.44
     Effects of Losses on Investments in Nitrotec                           0.43                   -
                                                                       ---------            ---------
       Earnings Per Share Before Reconciling Items                     $    0.60            $    0.44
                                                                       =========            =========

Dividends Declared per Common Share                                    $   0.365            $    0.33




In the opinion of Management, the above unaudited amounts reflect all adjustments necessary to assure the fair presentation of the results of operations for the periods presented.

(1) In October 1999, CMS Energy exchanged .7041 shares of CMS Energy Common Stock for each of the approximately 8.7 million issued and outstanding shares of Class G Common Stock. This exchange ratio represented the fair market value of CMS Energy Common Stock equal to 115 percent of the fair market value of one share of Class G Common Stock, and resulted in a reallocation of earnings per share. CMS Energy's basic and diluted earnings per share were reduced of $.26 and $.25, respectively and Class G's basic and diluted earnings per share were increased $3.31.